                        LIBERTY FINANCIAL COMPANIES, INC.

                 EXHIBIT 12 - Statement re Computation of Ratios
                                 ($ in millions)



                                  Three Months Ended      Six Months Ended
                                       June 30                June 30
                                  ------------------      ----------------
                                   1997        1996        1997        1996
                                   ----        ----        ----        ----

   Pretax income                 $ 43.9      $ 34.0       $ 95.7       $ 70.3
   Add fixed charges:
     Interest on indebtedness       5.4         5.8         10.9         11.5
     Portion of rent
      representing the interest
      factor                        1.0         1.0          2.1          2.1
     Preferred stock dividends      0.3         0.3          0.5          0.5
     Accretion to face value
      of redeemable convertible
      preferred stock               0.2         0.2          0.4          0.4
                                 ------      ------       ------       ------
     Income as adjusted          $ 50.8      $ 41.3       $109.6       $ 84.8
                                 ======      ======       ======       ======

Fixed charges:

   Interest on indebtedness      $  5.4      $  5.8       $ 10.9       $ 11.5

   Portion of rent
    representing the interest
    factor                          1.0         1.0          2.1          2.1
   Preferred stock dividends        0.3         0.3          0.5          0.5
   Accretion to face value of
    redeemable convertible
    preferred stock                 0.2         0.2          0.4          0.4
                                 ------      ------       ------       ------
     Total fixed charges         $  6.9      $  7.3       $ 13.9       $ 14.5
                                 ======      ======       ======       ======

Ratio of earnings to fixed
  charges                          7.36x       5.66x        7.88x        5.85x
                                 ======      ======       ======       ======